Exhibit 4.1

Equity Transfer Agreement

Party A (Transferee): Hunan Xindaxin Limited

Unified Social Credit Code:

Address:

Legal Representative:

Party B (Transferor): Beijing Origin Agriculture Limited

Unified Social Credit Code:

Address:

Legal Representative:

Party C (Target Company): Xinjiang Originbo Seed Limited

Unified Social Credit Code:

Address:

Legal Representative:

Given:

1. Party B holds 70.5184% of the equity interest in Party C (hereinafter referred to as the “Target Equity”). As of the date of signing this Agreement, there are no restrictions on such equity interest, such as pledge, seizure, or freezing.

2. Party A intends to acquire the target equity held by Party B, and Party B intends to transfer such equity to Party A.

3. Party B has a debt to Party A, and Party B agrees to use such debt to offset part of the equity transfer price payable by Party A to Party B.

After friendly consultation among all parties, the following agreement has been reached regarding the equity transfer, which shall be jointly observed.

Article 1 Target Equity and Transfer Price

1.1 Party B agrees to transfer its 70.5184% equity interest in Party C to Party A, and Party A agrees to accept the transfer.

1.2 The parties agree that the transfer price of the target equity shall be determined with reference to the valuation report issued by Xinjiang Woshi Asset Appraisal Firm (General Partnership) (valuation benchmark date is June 30, 2026). The equity transfer price is RMB 108 million (in words: One Hundred and Eight Million Yuan).

Article 2 Payment Method

Party A shall make payment in installments as follows:

Payment Node	Payment amount (RMB)	Payment time
Phase 1	18,000,000.00	Before December 31, 2026
Second issue	30,000,000.00	Before February 28, 2027
Third issue	30,000,000.00	Before April 30, 2027
Fourth phase	30,000,000.00	Before June 30, 2027

Specifically, as of the date of the contract’s execution, Party B still owes Party A an outstanding sum of RMB 11.39 million; the parties unanimously agree to offset this outstanding amount against the first installment of the transaction payment payable by Party A to Party B.

Article 3 Equity Transfer and Registration

3.1 The parties agree that the registration change procedures for the target equity shall not be processed until Party A has paid the full equity transfer price under Article 2 of this Agreement, and the target equity shall remain registered in Party B’s name.

3.2 The parties agree that, from the date of signing this Agreement, the senior management personnel of Party C, such as directors, supervisors, general manager, and financial manager, shall be appointed by Party A. Party C’s official seals and stamps shall be handed over to personnel designated by Party A for safekeeping and use.

3.3 Within 15 working days after Party A has paid the full equity transfer price, Party B shall cooperate with Party A to complete the industrial and commercial registration change procedures for the target equity and register the target equity under Party A’s name.

3.4 Before the full price is paid, without the written consent of Party A, Party B shall not transfer, pledge, donate or dispose of the target equity in any other way to any third party, nor shall it place any encumbrances on the target equity.

Article 4 Transitional Arrangements

4.1 From the effective date of this Agreement until the date of completion of the industrial and commercial registration change of the target equity (hereinafter referred to as the “Transition Period”), Party A shall ensure that Party C:

(1) Business operations shall be conducted within the normal scope of business operations, and no major asset disposals, external guarantees, major investments or major lending activities unrelated to normal business operations shall be carried out;

(2) No profit distribution shall be made, except with the written consent of Party B;

(3) Promptly inform Party B of any events that may have a significant impact on Party C’s financial condition or business operations.

4.2 During the transition period, Party A shall ensure that Party C conducts its business in accordance with past practices and prudent operating principles, and shall not intentionally harm Party C’s interests.

4.3 If Party A breaches this clause, Party A shall compensate Party B and Party C for all losses suffered as a result.

Article 5 Representations and Warranties

5.1 Representations and Warranties of Party B:

(1) Party B is a company duly established and validly existing under Chinese law and has full civil capacity to sign and perform this Agreement;

(2) Party B has legal, complete and unblemished ownership of the target equity, and the target equity is not subject to any pledge, seizure, freezing or other restrictions on rights, and there are no pending ownership disputes or controversies.

(3) Party B has been fully authorized by its internal decision-making body to sign this Agreement, and it does not violate its articles of association or any binding agreement, judgment or law, and has obtained the consent of Party C’s other shareholders;

(4) Party B has fully and completely disclosed to Party A Party C’s financial status, business operations, assets, liabilities and contingent liabilities, and there are no material omissions or false statements;

(5) There are no events that occurred before the effective date of this Agreement but were not disclosed to Party A during the transition period that could have a material adverse effect on Party C.

5.2 Representations and Warranties of Party A:

(1) Party A is a company duly established and validly existing under Chinese law and has full civil capacity to sign and perform this Agreement;

(2) Party A has been fully authorized by its internal decision-making body to sign this Agreement, and it does not violate its articles of association or any agreements, judgments or laws and regulations that are binding on it;

(3) Party A has the financial strength to pay the equity transfer price and is able to fulfill its payment obligations as stipulated in this Agreement.

Article 6 Tax and Fee Liability

All taxes and fees related to the equity transfer under this Agreement shall be borne by each party in accordance with the laws and regulations of the People’s Republic of China.

Article 7 Termination of Agreement

7.1 This Agreement may be terminated in writing upon mutual agreement of all parties.

7.2 Either party may terminate this Agreement by giving written notice to the other party if any of the following circumstances occur:

(1) The purpose of this Agreement cannot be achieved due to force majeure;

(2) If one party seriously breaches the provisions of this Agreement and fails to rectify the breach within 15 days after being urged in writing by the other party.

7.3 Upon termination of the agreement, any outstanding performance shall cease; for performance already completed, depending on the circumstances of performance and the nature of the contract, the parties may request restitution or take other remedial measures. Specifically, this includes:

(1) The debts that have been offset in accordance with Article 2, Clause 2.1 of this Agreement (i.e., the debts and interest owed by Party B to Party A) shall be restored to their original state, and Party B shall continue to be liable to Party for repayment;

(2) The amount already paid by Party A shall be refunded in full by Party B within 7 working days after the termination of the agreement;

(3) Neither party shall be liable for breach of contract (except for termination due to serious breach of contract by one party).

Article 8 Liability for Breach of Contract

8.1 If Party A fails to pay the equity transfer price in full and on time as stipulated in this Agreement, Party A shall pay Party B a penalty of 0.03% of the overdue amount for each day of delay; if the delay exceeds 30 days, Party B shall have the right to terminate this Agreement.

8.2 If Party B breaches this Agreement by refusing to cooperate with the equity transfer registration procedures or disposing of the target equity without authorization, Party A shall have the right to choose to require Party B to continue performing this Agreement or to terminate this Agreement. If Party A chooses to continue performing the agreement, Party B shall pay Party A a penalty of 0.03% of the total equity price per day for the overdue registration; if Party A chooses to terminate this Agreement, Party B shall refund all payments already made by Party A.

8.3 If Party B breaches Article 4 (Transitional Arrangements) or Article 5 (Representations and Warranties) of this Agreement, Party B shall indemnify Party A for all losses suffered as a result, and Party A shall have the right to deduct such losses directly from the outstanding equity transfer price.

Article 9 Force Majeure

9.1 If this Agreement cannot be performed due to force majeure events such as earthquakes, floods, wars, or government actions, the affected party shall promptly notify the other parties and provide relevant proof within 15 days.

9.2 If this Agreement cannot be performed due to force majeure, neither party shall be liable for breach of contract.

Article 10 Confidentiality

All parties shall strictly maintain the confidentiality of the contents of this Agreement and any other parties’ trade secrets learned during the transaction, and shall not disclose them to any third party without the other parties’ written consent, except as otherwise provided by law or regulation or required by regulatory authorities. This confidentiality obligation shall remain in effect for five years after the termination of this Agreement.

Article 11 Applicable Law and Dispute Resolution

11.1 The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

11.2 Any dispute arising out of or relating to this Agreement shall be settled by the parties through negotiation. If the negotiation fails, either party shall have the right to bring a lawsuit in the people’s court with jurisdiction in the location of Party A.

Article 12 Other

12.1 For any matters not covered in this Agreement, the parties may enter into a written supplementary agreement, which shall have the same legal effect as this Agreement.

12.2 This Agreement is made in four copies, with each party holding one copy, and all copies have equal legal effect.

12.3 This Agreement shall come into effect on the date of signature and seal by all parties.

(The following is intentionally left blank)

Party A (Seal): Hunan Xindaxin Limited

Legal representative/authorized representative (signature): ______

Date: September 8, 2026

Party B (Seal): Beijing Origin Agriculture Limited

Legal representative/authorized representative (signature): ______

Date: September 8, 2026

Party C (Seal): Xinjiang Originbo Seed Limited

Legal representative/authorized representative (signature): ______

Date: September 8, 2026